Exhibit 10.23

Susannah Gray

[Email]

9/15/2026

Dear Susannah:

We are very pleased to invite you to join the board of directors (the “Board”) of Talawar Tx Inc. (the “Company”) as a director, which appointment shall occur after the Company has obtained the requisite corporate approvals. It is anticipated that your appointment will be effective October 1, 2026. In addition, in connection with the Company’s pending business combination with JATT II Acquisition Corp (the “Business Combination”), the Board expects to form an audit committee of the Board (the “Audit Committee”) and, subject to requisite corporate approvals, is expected to appoint you as Chair of the Audit Committee.

Following your appointment to the Board, you will be eligible to receive equity awards in the Company under the terms of the Company’s 2026 Equity Incentive Plan (the “2026 Plan”) or any subsequent plan that the Company may adopt. Subject to approval by the Board, the Company shall grant to you a stock option (the “Option”) under the 2026 Plan to purchase 60,000 shares (the “Option Shares”) of the Company’s common stock, (the “Common Stock”), at an exercise price per share equal to the fair market value per share of the Common Stock, as determined by the Board, on the date of the grant of the Option (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms and provisions of the 2026 Plan and your stock option agreement.

Vesting of the Option Shares shall commence on the date you are appointed to the Board (the “Vesting Commencement Date”) and subject to your continued service through each applicable vesting date, twenty-five percent (25%) of the Option Shares shall vest on the first anniversary of Vesting Commencement Date and the remaining seventy-five percent (75%) of the Option Shares shall vest in substantially equal monthly installments over the thirty-six (36) months following the first anniversary of Vesting Commencement Date, such that the Option Shares shall be fully vested on the fourth anniversary of the Vesting Commencement Date.

As a director of the Board who is not an employee of the Company, you will receive an annual cash retainer of $40,000 paid quarterly in arrears as part of the Company’s current practices. In anticipation of the completion of the Business Combination, the Company expects to adopt a non-employee director compensation policy, to be effective upon the closing of the Business Combination. If adopted, the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted to non-employee directors following the closing of the Business Combination.

Upon your appointment to the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors and officers. The Company will also reimburse any reasonable and documented expenses (including reasonable travel expenses) incurred by you in your service to the Company as director.

In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s Amended and Restated Certificate of Incorporation, Bylaws, stockholder agreements (if any) and applicable U.S. laws.

[Signature page follows]

talawartx.com

Exhibit 10.23

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your proposed directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Sincerely,

Daniel Becker
Daniel Becker
Chairperson of the Board of Directors of Talawar Tx Inc.

Accepted as of the date first written above:

/s/ Susannah Gray
Susannah Gray

talawartx.com